Exhibit (a)(1)(HHHH)

FOR IMMEDIATE RELEASE

ELAN ADS HOLDERS DECISIVELY VOTE AGAINST THERAVANCE AND AOP TRANSACTIONS

VOTE OF ORDINARY SHAREHOLDERS MAY DETERMINE WHETHER
ROYALTY PHARMA’S OFFER OF $13 IN CASH PLUS AN UP TO $2.50 CVR WILL BE PERMITTED TO PROCEED

VOTE “AGAINST” ALL FOUR TRANSACTIONS

NEW YORK – June 14, 2013 - Royalty Pharma today announces that as of 3:00 pm EDT on Thursday, June 13, 2013 holders of approximately 311 million Elan ADSs, representing more than 81% of the Elan ADSs held in street name, had voted on the Elan Corporation, plc (NYSE: ELN) proposals through Broadridge.  Based on a review of those votes:

•
A sufficient number of these ADSs have been voted AGAINST both the Theravance Transaction and the AOP Transaction such that Royalty Pharma is confident that those proposals will not pass at Elan’s June 17 EGM.

•	A narrow majority of these ADSs have been voted AGAINST the ELND005 Transaction.

•	A narrow majority of these ADSs have been voted FOR the Share Repurchase Program but this majority can be overturned by a sufficient vote by ordinary shareholders.

The Irish Takeover Panel is requiring Royalty Pharma to lapse (withdraw) its Further Increased Offer even if only the Share Repurchase Program or the ELND005 Transaction is approved at the Elan EGM on 17 June 2013.  Because it does not wish to lapse its offer if only the Share Repurchase Program and/or the ELND005 Transaction are approved, Royalty Pharma is seeking judicial review of this decision of the Irish Takeover Panel, but there can be no assurance that such judicial review will result in any change to that decision.(1)

IF YOU HAVE VOTED FOR THE ELND005 TRANSACTION (ITEM 3) AND / OR THE SHARE REPURCHASE PROGRAM (ITEM 4) BUT WANT ROYALTY PHARMA’S OFFER FOR ELAN SHARES TO PROCEED, YOU ARE URGED TO CHANGE YOUR VOTE TO “AGAINST”.

IF YOU HAVE NOT VOTED, YOU ARE URGED TO VOTE “AGAINST” ALL FOUR RESOLUTIONS PROPOSED BY ELAN AT ITS UPCOMING EGM ON 17 JUNE 2013, INCLUDING THE ELND005 TRANSACTION AND THE SHARE REPURCHASE PROGRAM.

ISS AND GLASS LEWIS, THE TWO LEADING INDEPENDENT PROXY ADVISORY FIRMS HAVE RECOMMENDED THAT ELAN SHAREHOLDERS VOTE AGAINST ALL FOUR ELAN PROPOSALS(2).

Elan ordinary shareholders should be aware that:

•
If either the ELND005 Transaction (Item 3) or Share Repurchase Program (Item 4) are approved by Elan Shareholders on Monday, June 17, Royalty Pharma’s offer will lapse (be withdrawn) absent a change in the Panel’s decision.

•	If Royalty Pharma’s offer lapses (is withdrawn), Irish Takeover Rules may prevent Royalty Pharma from making another unsolicited offer for 12 months.

•	Holders of Elan Ordinary Shares have until 10:00 a.m. Irish time on Saturday, June 15 to vote their proxies through Computershare (Ireland).

•	Shareholders needing assistance in voting are urged to contact:

o	Investec (Tommy Conway / Jonathan Simmons - Dublin, Tel: +353 (0)1 611 5611), Royalty Pharma’s financial adviser,

o	or MacKenzie Partners, Royalty Pharma’s proxy solicitor (Bob Marese / Charlie Koons – New York - +1 212 929 5500).

Royalty Pharma notes that Elan only publicly announced that it had received "unsolicited enquiries" four days ago, more than three months after Royalty Pharma’s proposal first became public and only after it appeared to be gaining investor support.

There can be no assurance that Elan will conduct a sale process, that any sale process that is conducted will be conducted fairly, or that any proposal to acquire Elan will be presented to Elan Shareholders.

Even if Elan does conduct a sale process, given that Royalty Pharma’s offer of $13 plus an up to $2.50 CVR has been deemed “grossly inadequate” by Elan, there can be no assurance that Elan will not conclude that all other offers they receive are “grossly inadequate”.

ELAN COULD RUN A SALE PROCESS THAT PRODUCES NO RESULT BECAUSE ELAN DEEMS ALL OFFERS INADEQUATE.

THERE IS NO UNCERTAINTY REGARDING ROYALTY PHARMA’S CURRENT OFFER:  $13 IN CASH PER SHARE PLUS AN UP TO $2.50 CVR.  THERE IS SUBSTANTIAL UNCERTAINTY REGARDING ANY ALTERNATIVE PATH ELAN MAY PRESENT.

VOTE “AGAINST” ALL FOUR RESOLUTIONS OF THE ELAN EGM

Capitalized terms used but not defined in this announcement have the meaning given to them in Royalty Pharma’s Further Revised Offer Document.

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove, BofA Merrill Lynch, together with its affiliate Merrill Lynch International, Groton Partners and Investec are acting as financial advisers to Royalty Pharma.

Further information relating to the Further Increased Offer, including all announcements issued by or on behalf of Royalty Pharma, is available at www.royaltypharma.com.

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(1)
In the Proceedings, on 13 June 2013, the Irish High Court granted an interlocutory injunction (i.e. an injunction that applies pending the determination of the Proceedings or until further order) restraining the Irish Takeover Panel from issuing a direction that Royalty Pharma lapse its Offer to acquire Elan or from treating the Offer as having lapsed for any purposes under the Act in the event that one or both of the ELND005 Resolution and the Share Repurchase Resolution are passed by shareholders of Elan at the EGM to be held on 17 June 2013, but both the Theravance Resolution and the AOP Resolution are rejected or otherwise from treating or deeming the offer to have lapsed in that event pending the determination of the Proceedings or until further order.

(2)	Stated by ISS in “Agenda & Recommendations” section of its report on Elan with a publication date of 3 June 2013. Stated by Glass Lewis in its report on Elan with a publication date of 6 June 2013.
__________________________________________

ENQUIRIES

Royalty Pharma

Pablo Legorreta
George Lloyd
Tel: +1 212 883 2275

J.P. Morgan (financial adviser)

Henry Gosebruch (New York, Tel: +1 212 270 6000)
Dwayne Lysaght / James Mitford / Christopher Dickinson (London, Tel: +44 (0) 20 7742 4000)

BofA Merrill Lynch (financial adviser)

Philip Noblet / Peter Luck / Geoff Iles (London, Tel: +44 (0) 20 7996 1000)

Investec (financial adviser)

Tommy Conway / Jonathan Simmons (Dublin, Tel: +353 (0)1 611 5611)

Abernathy MacGregor (PR adviser)

Tom Johnson / Chuck Burgess
Tel: +1 212 371 5999

Maitland (PR adviser)

Tom Buchanan
Tel: +44 (0) 20 7379 5151

Mackenzie Partners (Information Agent)

Daniel Burch
Charles A. Koons
Robert C. Marese
Tel: + 1 212 929 5500 (Collect) or +1 800 322 2885 (Toll Free)

FURTHER INFORMATION

The distribution of this announcement in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore persons who receive this announcement (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland, the United Kingdom and the United States who are not resident in Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.

Additional Notice to US Investors

This announcement is not a substitute for the Further Revised Offer Document and the Further Revised Acceptance Documents that Royalty Pharma filed with the Securities and Exchange Commission (“SEC”) on Amendment No. 12 to Schedule TO on June 10, 2013, or any other document that Royalty Pharma has filed and may file with the SEC in connection with the Offer. ELAN STOCKHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.

The Offer is and will be made in the United States pursuant to the US Exchange Act subject to certain exemptive relief which has been granted in respect of the Offer by the SEC and otherwise in accordance with the requirements of the Irish Takeover Rules. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under U.S. domestic tender offer procedures and law. In addition, the Original Offer Document, the Revised Offer Document, the Further Revised Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.

Elan is incorporated under the laws of Ireland. Some of the directors of Elan are resident in countries other than the United States. As a result, it may not be possible for United States holders of Elan Stock to effect service of process within the United States upon Elan or such directors of Elan or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue Elan or its officers or directors in a non-US court for violations of US securities laws. In addition, US holders of Elan Stock should be aware that, if Royalty Pharma elects to proceed pursuant to a scheme of arrangement (as described in the Original Offer Document, the Revised Offer Document and the Further Revised Offer Document), the federal securities laws of the United States may not be applicable.

Additional Information

Any response in relation to the Further Increased Offer (including any acceptance thereof) should be made only on the basis of the information contained in the Further Revised Offer Document, the Further Revised Acceptance Documents or any other document by which the Further Increased Offer is made.

Royalty Pharma reserves the right, with the consent of the Irish Takeover Panel, to elect to implement the acquisition of Elan by way of court-approved scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland.

Responsibility Statements

The directors of Royalty Pharma accept responsibility for the information contained in this announcement, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Royalty Pharma to verify this information). To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The managing member of RP Management accepts responsibility for the information contained in this announcement, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of RP Management to verify this information). To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Other

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in relation to the Further Increased Offer or any other matters referred to in this announcement.

BofA Merrill Lynch, together with its affiliate Merrill Lynch International (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of BofA Merrill Lynch or its affiliates or for providing advice in relation to the Further Increased Offer or any other matters referred to in this announcement.

Groton Partners is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to its clients or for providing advice in relation to the Further Increased Offer or any other matters referred to in this announcement.

Investec Corporate Finance Ireland Limited trading as Investec is regulated by the Central Bank of Ireland and is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of Investec Corporate Finance Ireland Limited or for providing advice in relation to the Further Increased Offer or any other matters referred to in this announcement.

Forward-looking Statements

This announcement may include certain “forward looking statements” with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Further Increased Offer and Elan’s future financial condition and performance. Statements that are not historical facts, including statements about Elan or Royalty Pharma or Royalty Pharma’s belief and expectation, are forward looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.

Examples of such forward looking statements include (but are not limited to) statements about expected benefits and risks associated with the Further Increased Offer; projections or expectations of profit attributable to shareholders; anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of Elan, the Elan Group, RP Management or Royalty Pharma following the Further Increased Offer; statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on Elan, the Elan Group, RP Management or Royalty Pharma following the Further Increased Offer; statements concerning any future Irish, US or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlying such statements.

Forward looking statements only speak as of the date on which they are made, and the events discussed in this announcement may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.

Rule 8 - Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Elan, all “dealings” in any “relevant securities” of Elan (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3.30 pm (Irish time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Further Increased Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Elan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities” of Elan by Elan or Royalty Pharma, or by any of their respective “associates” must also be disclosed by no later than 12 noon (Irish time) on the “business day” following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

No Profit Forecast / Asset Valuations

No statement in this announcement constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Royalty Pharma, RP Management or Elan as appropriate. No statement in this announcement constitutes an asset valuation.